As filed with the Securities and Exchange Commission on December 19, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NET2PHONE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3559037
(State of Incorporation)	(I.R.S. Employer Identification No.)

     520 Broad Street
Newark, New Jersey 07102
(Address of Principal Executive Offices) (Zip Code)

Net2Phone, Inc. 1999 Amended and Restated Stock Option and
Incentive Plan
(Full Title of the Plan)

Stephen M. Greenberg
Net2Phone, Inc., Chief Executive Officer
520 Broad Street, Newark, New Jersey 07102
(973) 438-3111
(Name, address and telephone number, including area code, of agent for service)

		Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered (1)	Per Share (2)	Price (2)	Fee (3)

Common Stock ,	2,000,000	$5.82	$11,640,000	$942.00
$0.01 par value

(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act, on the basis of the average high and low prices of the Registrant’s common stock on December 16, 2003.
(3) Pursuant to Rule 429 of the Securities Act, a combined prospectus, relating to the 2,000,000 shares of common stock registered hereby, the 2,000,000 shares of common stock registered pursuant to the registration statement filed on December 3, 2001 (Registration No. 333-74354), the 5,370,218 shares of common stock registered pursuant to the registration statement filed on December 5, 2000 (Registration No. 333-51248), and the 9,569,782 shares of common stock registered pursuant to the registration statement filed on August 26, 1999 (Registration No. 333-85945), will be delivered to plan participants in accordance with Form S-8 and Rule 428 of the Securities Act. The previously-paid filing fees associated with the 2,000,000 shares registered under the registration statement filed on December 3, 2001, the 5,370,218 shares registered under the registration statement filed on December 5, 2000, and the 9,569,782 shares registered under the registration statement filed on August 26, 1999 totaled $2,682, $17,921 and $71,671, respectively.

EXPLANATORY NOTE

This Form S-8 Registration Statement incorporates by reference the Form S-8 registration statements filed by Net2Phone, Inc. on December 3, 2001, December 5, 2000 and August 26, 1999 (collectively, the “Original Filings”). Any items in the Original Filings not expressly changed hereby shall be as set forth in the Original Filings.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Item 1 of Part I will be delivered to participants in the plan covered by this registration statement, in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Net2Phone, Inc. 1999 Amended and Restated Stock Option and Incentive Plan are available without charge by contacting:

Human Resources Department
Net2Phone, Inc.
 520 Broad Street
Newark, New Jersey 07102
(973) 438-3111

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (other than current reports on Form 8-K furnished pursuant to Items 9 and 12 of Form 8-K), until such time as this registration statement is no longer in effect:

(a)	Our Annual Report on Form 10-K for the fiscal year ended July 31, 2003;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2003; and

(c)	The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on July 20,1999, including any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended July 31, 2003, as set forth in their report, which is incorporated by reference in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Bruce D. Shoulson, who has rendered an opinion as to the validity of the common stock being registered by this registration statement and other legal matters, is an executive officer of Net2Phone, Inc.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation contains a provision that is designed to limit directors’ liability to the extent permitted by the Delaware General Corporation Law. Specifically, directors will not be held liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability as a result of:

•	any breach of the duty of loyalty to us or our stockholders;

•	actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of an improper dividend or improper repurchase of our stock under Section 174 of the Delaware General Corporation Law; or

•	actions or omissions pursuant to which the director received an improper personal benefit.

     The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of ours unless the stockholder can demonstrate one of the specified bases for liability. The provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The certificate of incorporation does not eliminate a director’s duty of care. The inclusion of this provision in the certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

     The bylaws also provide that we will indemnify our directors and officers, and may indemnify any of our employees and agents, to the fullest extent permitted by Delaware law. We are generally required to indemnify our directors and officers for all judgments, fines, penalties, settlements, legal fees and other expenses incurred in connection with pending, threatened or completed legal proceedings because of the director’s or officer’s position with us or another entity that the director or officer serves at our request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings.

     At present, there is no pending or threatened litigation or proceeding involving any director or officer, employee or agent of ours where such indemnification will be required or permitted.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number	Description

5.1	Opinion of Bruce D. Shoulson, General Counsel of Net2Phone, Inc.

10.1	Net2Phone, Inc. 1999 Amended and Restated Stock Option and Incentive Plan

23.1	Consent of Bruce D. Shoulson (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Auditors

24.1	Power of Attorney (included in signature page)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on this 18th day of December, 2003.

NET2PHONE, INC.

/s/ Stephen M. Greenberg
Stephen M. Greenberg
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen M. Greenberg and Arthur Dubroff, jointly and severally, his attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen M. Greenberg	Chief Executive Officer	December 18, 2003
Stephen M. Greenberg	(Principal Executive
Officer) and Director

/s/ Arthur Dubroff	Chief Financial Officer	December 18, 2003
Arthur Dubroff	(Principal Accounting and
Financial Officer)

/s/ Howard S. Jonas	Chairman of the Board	December 18, 2003
Howard S. Jonas	and Director

/s/ James A. Courter	Director	December 18, 2003
James A. Courter

/s/ Marc J. Oppenheimer	Director	December 18, 2003
Marc J. Oppenheimer

Signature	Title	Date

/s/ Harry C. McPherson	Director	December 18, 2003
Harry C. McPherson, Jr.

/s/ James R. Mellor	Director	December 18, 2003
James R. Mellor

/s/ Stephen Goldsmith	Director	December 18, 2003
Stephen Goldsmith

/s/ Daniel H. Schulman	Director	December 18, 2003
Daniel H. Schulman

/s/ Joyce J. Mason	Director	December 18, 2003
Joyce J. Mason

/s/ Stephen R. Brown	Director	December 18, 2003
Stephen R. Brown

	Director	December 18, 2003
Anthony G. Werner

/s/ Jesse P. King	Director	December 18, 2003
Jesse P. King

/s/ Michael J. Weiss	Director	December 18, 2002
Michael J. Weiss

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Bruce D. Shoulson, General Counsel of Net2Phone, Inc.

10.1	Net2Phone, Inc. 1999 Amended and Restated Stock Option and Incentive Plan

23.1	Consent of Bruce D. Shoulson (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Auditors

24.1	Power of Attorney (included in signature page)